Exhibit 99.1

Investor Contact:	William I. Kent/Crocs Inc.
(303) 848-7000
wkent@crocs.com

Media Contact:	Katy Lachky/Crocs Inc.
(303) 848-7000
klachky@crocs.com

Crocs Inc. Reports Record First Quarter Revenue of $311.7 Million

NIWOT, COLORADO – April 24, 2013 – Crocs Inc. (NASDAQ: CROX) reported today financial results for the first quarter of 2013.

First Quarter 2013 Highlights

•	Record revenue of $311.7 million

•	Gross Margin of 53.2 percent

•	Net income of $29.0 million

•	Earnings per diluted share of $0.33

“Our record revenue performance in the first quarter of 2013 demonstrates the benefit of innovative products, the success of our multi channel strategy and the global reach of our business. During the quarter we saw strong sell-in of our spring and summer line into our wholesale accounts globally and solid initial sell-through in our own retail channel, all of which contributed to a 17 percent constant currency revenue growth during the quarter,” said John McCarvel, President and Chief Executive Officer. “As we look into the core of the spring summer selling season, we are confident that our product line-up, including a combination of new collections and core products will continue to drive revenues forward.

“The Asia Pacific segment of our business was a key component of our success during the quarter. While weather did impact consumers in North America and Europe, and Europe also dealt with ongoing macro-economic issues, we did see early signs of recovery in Japan.”

First Quarter Results

For first quarter 2013, the company had a net income of $29.0 million or $0.33 per diluted share, compared with net income of $28.3 million or $0.31 per diluted share in the prior year period. First quarter 2013 results included total expenses of $1.8 million relating to the implementation of a new ERP system including non-cash accelerated depreciation and cash expenses for program management, training and other non-capitalized costs. Adjusting for these non-operating items, the company had Non-GAAP net income1 of $30.8 million in the quarter or $0.35 per diluted share.

Revenue for the first quarter of 2013 increased 14.7% to $311.7 million compared with revenue of $271.8 million reported in the first quarter of 2012. On a constant currency basis revenue increased 16.6% for the first quarter of 2013.

Margins

Gross profit for the first quarter of 2013 increased 14.5% to $165.8 million, or 53.2% as a percentage of sales, compared with $144.8 million, or 53.3% as a percentage of sales in the prior year period. Selling, General, & Administrative expenses (SG&A) increased 22.9% to $128.2 million compared with $104.3 million a year ago. As a percentage of sales, SG&A increased to 41.1% from 38.4% compared with the first quarter of 2012. The increase in SG&A is largely attributable to our year-over-year increase in retail stores and partially attributable to our previously announced increase in marketing spending in 2013, which totaled approximately $2.7 million during the quarter.

[1]	Non-GAAP net income is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

First Quarter Revenue Results

The following tables detail the company’s first quarter 2013 and 2012 revenues:

	Three Months Ended March 31,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Channel revenues:
Wholesale:
Americas	$81,604	$69,056	$12,548	18.2%	$13,287	19.2%
Asia Pacific	69,554	51,052	18,502	36.2	17,942	35.1
Japan	22,527	27,843	(5,316)	(19.1)	(1,610)	(5.8)
Europe	46,533	42,616	3,917	9.2	4,080	9.6
Other businesses	65	125	(60)	(48.0)	(61)	(48.8)

Total Wholesale	220,283	190,692	29,591	15.5	33,638	17.6
Consumer-direct:
Retail:
Americas	35,904	35,546	358	1.0	555	1.6
Asia Pacific	19,597	15,739	3,858	24.5	3,807	24.2
Japan	5,901	4,842	1,059	21.9	2,002	41.3
Europe	9,689	4,445	5,244	118.0	5,143	115.7

Total Retail	71,091	60,572	10,519	17.4	11,507	19.0
Internet:
Americas	11,921	12,705	(784)	(6.2)	(744)	(5.9)
Asia Pacific	1,306	860	446	51.9	442	51.4
Japan	1,931	1,688	243	14.4	561	33.2
Europe	5,124	5,281	(157)	(3.0)	(173)	(3.3)

Total Internet	20,282	20,534	(252)	(1.2)	86	0.4

Total revenues:	$311,656	$271,798	$39,858	14.7%	$45,231	16.6%

	Three Months Ended March 31,		Change		Constant Currency Change(1)
($ thousands)	2013	2012	$	%	$	%
Regional Revenue:
Americas	$129,429	$117,307	$12,122	10.3%	$13,098	11.2%
Asia Pacific	90,457	67,651	22,806	33.7	22,191	32.8
Japan	30,359	34,373	(4,014)	(11.7)	953	2.8
Europe	61,346	52,342	9,004	17.2	9,050	17.3
Other businesses	65	125	(60)	(48.0)	(61)	(48.8)

Total Revenues	$311,656	$271,798	$39,858	14.7%	$45,231	16.6%

(1)

Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Other Financial Information

Comparable Store Sales Results2

Comparable store sales on a constant currency basis for the first quarter of 2013 compared to the first quarter 2012 were as follows: Global decreased 5.2%, Americas decreased 10.3%, Asia Pacific increased 7.3%, Japan decreased 5.8% and Europe decreased 7.3%. John McCarvel continued “while the unfavorable weather patterns in North America and Europe impacted our same store sales in the first quarter, we were pleased to see the early season success in Asia and the nascent signs of recovery in Japan. The first quarter on average represents just over 15% of retail sales for the year, therefore we remain confident that we can achieve modest year-over-year comparable store sales growth similar to 2012 growth rates.”

Balance Sheet

Cash and cash equivalents at March 31, 2013 decreased 21.0% compared with year end 2012 and increased 12.6% compared with March 31, 2012. During the first quarter of 2012 we repurchased approximately 834,000 shares of common stock for an aggregate of approximately $12.5 million in cash. Inventories at March 31, 2013 were $177.8 million, up 7.9% compared with year end 2012 and up 5.2% compared with inventories at March 31, 2012.

Backlog

Backlog at March 31, 2013 was $292.9 million, up 1.5% compared with $288.7 in the prior year period. On a constant currency basis backlog at March 31, 2013 was up 5.0% compared to the prior year period.

Financial Outlook

For the second quarter of 2013, the company expects revenue between $360 million and $370 million and diluted earnings per share between $0.60 and $0.63. This outlook includes $(0.02) per share of ERP implementation expense and reflects an impact of $(0.04) for currency translation.

[2]	Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteenth month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteen month post re-opening. Current period results have been restated using 2012 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Conference Call Information

A conference call to discuss Crocs’ first quarter 2013 results is scheduled for today (April 24, 2013) at 5:00 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com and at www.earnings.com. An audio replay of the webcast will be available on the Crocs website for one year.

Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the call in order to download the necessary software.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings, backlog, future orders, prospects, outlook and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of April 24, 2013. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(In thousands, except per share amounts)

	Three Months Ended March 31,
($ thousands, except per share data)	2013	2012
Revenues	$311,656	$271,798
Cost of sales	145,807	126,999

Gross profit	165,849	144,799
Selling, general and administrative expenses	128,199	104,290
Asset impairment	—	713

Income from operations	37,650	39,796
Foreign currency transaction losses, net	2,600	4,276
Other income, net	(334)	(598)
Interest expense	209	47

Income before income taxes	35,175	36,071
Income tax expense	6,214	7,725

Net income	$28,961	$28,346

Net income per common share:
Basic	$0.33	$0.32

Diluted	$0.33	$0.31

CROCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

AS OF MARCH 31, 2013 AND DECEMBER 31, 2012

(In thousands, except share amounts)

	March 31,	December 31,
($ thousands, except number of shares)	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$232,673	$294,348
Accounts receivable, net of allowances of $14,425 and $13,315, respectively	177,360	92,278
Inventories	177,814	164,804
Deferred tax assets, net	5,868	6,284
Income tax receivable	8,320	5,613
Other receivables	17,621	24,821
Prepaid expenses and other current assets	27,047	24,967

Total current assets	646,703	613,115
Property and equipment, net	85,746	82,241
Intangible assets, net	61,532	59,931
Deferred tax assets, net	33,722	34,112
Other assets	49,135	40,239

Total assets	$876,838	$829,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,145	$63,976
Accrued expenses and other current liabilities	85,663	81,371
Deferred tax liabilities, net	2,440	2,405
Income taxes payable	11,535	8,147
Current portion of long-term borrowings and capital lease obligations	2,250	2,039

Total current liabilities	187,033	157,938
Long term income tax payable	35,333	36,343
Long-term borrowings and capital lease obligations	7,112	4,596
Other liabilities	13,546	13,361

Total liabilities	243,024	212,238

Commitments and contingencies
Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 91,327,712 and 88,102,196 shares issued and outstanding, respectively, at March 31, 2013 and 91,047,297 and 88,662,845 shares issued and outstanding, respectively, at December 31, 2012	92	91
Treasury stock, at cost, 3,225,516 and 2,384,452 shares, respectively	(56,837)	(44,214)
Additional paid-in capital	311,916	307,823
Retained earnings	362,973	334,012
Accumulated other comprehensive income	15,670	19,688

Total stockholders’ equity	633,814	617,400

Total liabilities and stockholders’ equity	$876,838	$829,638

CROCS, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP NET INCOME RECONCILIATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(In thousands, except per share amoounts)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors the operating performance of its business using the non-GAAP metrics constant currency and Non-GAAP net income. Constant currency excludes the effects of foreign exchange rate fluctuations by restating current period results using the prior year average exchange rates. Non-GAAP net income excludes the impact of new enterprise resource planning system (“ERP”) implementation expenses, non-recurring tax benefits, the accelerated depreciation and amortization of our current ERP system and certain legal and other contingency accruals. In management’s opinion, these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they exclude items that may not be indicative of overall business trends and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

The following is a reconciliation of our net income, the most directly comparable U.S. GAAP measure, to Non-GAAP net income:

	Three Months Ended March 31,
	2013	2012
Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income:
GAAP net income	$28,961	$28,346
New ERP implementation (1)	1,131	—
Depreciation and amortization (2)	722	—

Non-GAAP adjusted net income	$30,814	$28,346

Non-GAAP adjusted net income per diluted share	$0.35	$0.31

(1)	This proforma adjustment in the GAAP to Non-GAAP reconciliations above represents expenses related to the implementation of a new ERP system.
(2)

This proforma adjustment in this GAAP to Non-GAAP reconciliation represents the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of a new ERP is complete.

CROCS, INC. AND SUBSIDIARIES

RETAIL STORE COUNTS

	March 31, 2013	Opened	Closed	March 31, 2012
Company-operated retail locations:
Type:
Kiosk/Store in Store	116	36	(65)	145
Retail Stores	295	116	(19)	198
Outlet Stores	136	43	(4)	97

Total	547	195	(88)	440
Geography:
Americas	203	46	(34)	191
Asia Pacific	195	63	(50)	182
Japan	46	17	—	29
Europe	103	69	(4)	38

Total	547	195	(88)	440